Exhibit 99.3
FORM OF VOTING AND SUPPORT AGREEMENT
VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of February 26, 2020, by and between INTL FCStone Inc., a Delaware corporation (“Parent”), and the entity whose name appears in the signature block to this Agreement (the “Stockholder”).
W I T N E S E T H:
WHEREAS, concurrently with the execution of this Agreement, GAIN Capital Holdings, Inc., a Delaware corporation (the “Company”), Parent, Golf Merger Sub I Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, each outstanding share of common stock, par value $0.00001 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration as specified in the Merger Agreement;
WHEREAS, as of the date hereof, the Stockholder is the Beneficial Owner (as defined herein) of such Stockholder’s Existing Shares (as defined herein);
WHEREAS, as a condition and inducement to Parent entering into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to such Stockholder’s Covered Shares (as defined herein); and
WHEREAS, the Board of Directors of the Company has adopted the Merger Agreement and approved the transactions contemplated thereby, understanding that the execution and delivery of this Agreement by the Stockholder, together with the voting and support agreements concurrently entered into by certain other stockholders of the Company (collectively, the “Covered Stockholders”), is a material inducement and condition to Parent’s willingness to enter into the Merger Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1
GENERAL
Section 1.01    Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following capitalized terms, as used in this Agreement, shall have the following meanings:
“Affiliate” of a specified Person is any Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person; provided that, for purposes of this

Agreement, in no event shall the Company or any of its controlled Affiliates or any Excluded Persons be deemed to be an Affiliate of Stockholder. For purposes of this Agreement, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the 1934 Act. The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” shall each have a correlative meaning.
“Covered Shares” means the Stockholder’s Existing Shares, (i) together with any shares of Company Common Stock or other capital stock of the Company and any shares of Company Common Stock or other capital stock of the Company issuable upon the conversion, exercise or exchange of securities that are as of the relevant date securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other capital stock of the Company, in each case that the Stockholder has or acquires Beneficial Ownership of on or after the date hereof and over which the Stockholder has sole voting power (ii) less any shares disposed of pursuant to a Permitted Transfer; provided that “Covered Shares” shall exclude the shares of Company Common Stock Beneficially Owned by Thomas Bevilacqua on the date hereof as set forth on Schedule 1.D hereto or any shares of Company Common Stock issuable on exercise of any option or other security Beneficially Owned by Thomas Bevilacqua on the date hereof as set forth on Schedule 1.D.
“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement). The term “Encumber” shall have a correlative meaning.
“Excluded Person” means (i) any portfolio companies advised or managed by such Person and (ii) Thomas Bevilacqua.
“Existing Shares” means the shares of Company Common Stock set forth opposite the Stockholder’s name on Schedule 1.A hereto.
“Expiration Date” means the date on which the Merger Agreement is terminated in accordance with its terms.
“Permitted Transfer” means (a) a Transfer of Covered Shares by the Stockholder to an Affiliate of such Stockholder or a Transfer of Covered Shares by the Stockholder to any other Person that is reasonably acceptable to Parent and, in each case, who complies with clause (y) below or (b) if the Stockholder is an individual, a Transfer of Covered Shares (i) to any member of such Stockholder’s immediate family or to a trust for the benefit of such Stockholder and/or any member of such Stockholder’s immediate family, (ii) upon the death of such Stockholder pursuant to the terms of any trust or will of such Stockholder or by the Laws of intestate succession, or (iii) to any Person as a bona fide gift or gifts, provided that (x) in the case of clause (a), such Affiliate shall remain an Affiliate of such Stockholder at all times following such Transfer and prior to the termination of this Agreement, and (y) in the case of both clauses (a) and (b), prior to the effectiveness of such Transfer, such transferee executes and delivers to Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume all of such Stockholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to such Covered Shares, to the same extent as such Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of itself and such Covered Shares as such Stockholder shall have made hereunder.
“Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.
“Representatives” means, with respect to a Person, such Person’s Affiliates and its and their respective officers, directors, employees, agents and advisors. “Representatives” excludes Thomas Bevilacqua.
“Subsidiary” means, with respect to any Person, any other Person, whether incorporated or unincorporated, (i) of which such first Person or any other Subsidiary of such first Person is a general partner or manager or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such other Person is directly or indirectly owned or controlled by such first Person or by any one or more of its Subsidiaries; provided that the Company shall in no event be deemed a Subsidiary of the Stockholder.
“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, Encumber, hypothecate or similarly dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, Encumbrance, hypothecation or similar disposition of (including by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).
ARTICLE 2
VOTING
Section 2.01    Agreement To Vote.
(a)    The Stockholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Company Stockholder Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, such Stockholder shall, in each case to the fullest extent that the Covered Shares of such Stockholder are entitled to vote thereon or consent thereto:

(i)    appear at each such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and
(ii)    vote (or cause to be voted), in person or by proxy, all of such Covered Shares (A) in favor of (1) the adoption and approval of the Merger Agreement and approval of the Merger and other transactions contemplated by the Merger Agreement and (2) any proposal to adjourn or postpone any meeting of the stockholders of the Company at which any of the foregoing matters are submitted for consideration and vote of the stockholders of the Company to a later date if there are not a quorum or sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters; (B) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Stockholder contained in this Agreement or, to the knowledge of such Stockholder, of the Company contained in the Merger Agreement, if requested by Parent in writing at least two (2) business days prior to the applicable vote; and (C) against any Acquisition Proposal and against any other action, agreement or transaction involving the Company or any of its Subsidiaries that would reasonably be expected to materially impede, interfere with, delay, postpone, adversely affect or prevent (1) to the knowledge of such Stockholder, the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by (2) the performance by such Stockholder of its obligations under this Agreement, in each case if requested by Parent in writing at least two (2) business days prior to the applicable vote, including (I) any extraordinary corporate transaction, such as a merger, consolidation, share exchange or other business combination involving the Company or a Subsidiary of the Company; (II) a sale, lease or transfer of a material amount of assets of the Company or a Subsidiary of the Company or any reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or a Subsidiary of the Company; or (III) any change in the present capitalization of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws.
(b)    The Stockholder hereby (i) waives, and agrees not to exercise or assert, any appraisal rights, including pursuant to Section 262 of Delaware Law, in connection with the Merger and (ii) agrees not to commence or participate in any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (2) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby.
Section 2.02    No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time prior to termination of this Agreement pursuant to Section 6.01, any voting agreement or voting trust with respect to the Covered Shares of such Stockholder and (b) has not granted, and shall not grant at any time prior to termination of this Agreement pursuant to Section 5.01, a proxy, consent or power of attorney with respect to the Covered Shares of such Stockholder (except pursuant to Section 2.03 or pursuant to any irrevocable proxy card in form and substance reasonably satisfactory to Parent delivered to the Company directing that the Covered Shares of such Stockholder be voted in accordance with Section 2.01); provided, however, that this Section 2.02 shall not preclude such Stockholder from Transferring Covered Shares pursuant to a Permitted Transfer or taking any action permitted under the last sentence of Section 4.01. The Stockholder hereby represents that all proxies, powers of attorney, instructions or other requests given by such Stockholder prior to the execution of this Agreement in respect of the voting of such Stockholder’s Covered Shares, if any, are not irrevocable and such Stockholder hereby revokes (and shall cause to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Stockholder’s Covered Shares.
Section 2.03    Proxy. The Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact, Parent and any Person designated in writing by Parent, each of them individually, with full power of substitution and resubstitution, to vote the Covered Shares Beneficially Owned by such Stockholder solely to the extent and in accordance with Section 2.01 during the term of this Agreement at the Company Stockholder Meeting and at any annual or special meetings of stockholders of the Company (or adjournments or postponements thereof) prior to the termination of this Agreement in accordance with Section 6.01 at which any of the matters described in Section 2.01 is to be considered; provided, however, that such Stockholder’s grant of the proxy contemplated by this Section 2.03 shall be effective if, and only if, such Stockholder fails to be counted as present, to consent or to vote such Stockholder’s Covered Shares, as applicable, in accordance with this Agreement or has not delivered to the Secretary of the Company at least two (2) business days prior to the meeting at which any of the matters described in Section 2.01 is to be considered a duly executed irrevocable proxy card in form and substance reasonably satisfactory to Parent directing that the Covered Shares of such Stockholder be voted in accordance with Section 2.01. This proxy, if it becomes effective, is coupled with an interest, is given as an additional inducement of Parent to enter into the Merger Agreement and shall be irrevocable prior to the termination of this Agreement in accordance with Section 5.01, at which time any such proxy shall terminate. The Stockholder (solely in its capacity as such) shall take such further actions or execute such other instruments reasonably requested by Parent in writing as may be necessary to effectuate the intent of this proxy. Parent may terminate this proxy with respect to any such Stockholder at any time at its sole election by written notice provided to such Stockholder.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER
The Stockholder hereby represents and warrants to Parent as follows:
Section 3.01    Authorization; Validity of Agreement. If such Stockholder is an entity, such Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Such Stockholder has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized (to the extent authorization is required), executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. If such Stockholder is an individual and is married and such Stockholder’s Covered Shares constitute community property under Applicable Law, this Agreement has been duly authorized (to the extent authorization is required), executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse.
Section 3.02    Ownership. Unless Transferred pursuant to a Permitted Transfer, (i) such Stockholder’s Existing Shares are, and all of the Covered Shares Beneficially Owned by such Stockholder during the term of this Agreement will be, Beneficially Owned by such Stockholder and (ii) such Stockholder has good and valid title to such Stockholder’s Existing Shares, free and clear of any Encumbrances other than pursuant to this Agreement, under applicable federal or state securities laws, pursuant to any written policies of the Company only with respect to restrictions upon the trading of securities under applicable securities laws, pursuant to agreements publicly filed by the Company with the SEC in its Annual Report on Form 10-K for the year ended December 31, 2018, or as set forth on Schedule 1.B. With respect to any outstanding Covered Shares of which the Stockholder is not the record owner, such lack of record ownership will not prevent or impair such Stockholder from complying with any obligation, agreement or covenant of such Stockholder set forth herein. As of the date hereof, such Stockholder’s Existing Shares constitute all of the shares of Company Common Stock (or any other equity interests of the Company) Beneficially Owned or owned of record by such Stockholder over which such Stockholder has sole voting power. Unless Transferred pursuant to a Permitted Transfer, such Stockholder has and will have at all times during the term of this Agreement sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Covered Shares Beneficially Owned by such Stockholder and over which such Stockholder has sole voting power at all times during the term of this Agreement.
Section 3.03    No Violation. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement will not, (i) result in such Stockholder violating any Law applicable to such Stockholder or by which any of its assets or properties is bound or, if applicable, any certificate or articles of incorporation, as applicable, or bylaws or other equivalent organizational documents of such Stockholder, or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties or assets of such Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Stockholder is a party, or by which it or any of its properties or assets may be bound that would adversely affect its ability to perform its obligations under this Agreement.

Section 3.04    Consents and Approvals. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, other than the filings of any required reports with the SEC.
Section 3.05    Absence of Litigation. As of the date hereof, there is no litigation, action, suit or proceeding pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder and/or any of its Affiliates before or by any Governmental Authority that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
Section 3.06    Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.
Section 3.07    Reliance by Parent. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder and the representations and warranties of such Stockholder contained herein. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT
Parent hereby represents and warrants to the Stockholder as follows:
Section 4.01    Authorization; Validity of Agreement. Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Parent has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized (to the extent authorization is required), executed and delivered by Parent and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.
Section 4.02    Absence of Litigation. As of the date hereof, there is no litigation, action, suit or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent and/or any of its Affiliates before or by any Governmental Authority that would reasonably be expected to impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
ARTICLE 5
OTHER COVENANTS

Section 5.01    Prohibition On Transfers; Other Actions. Until the earlier of (a) the stockholder approval of the Merger and (b) termination of this Agreement in accordance with Section 6.01, the Stockholder agrees that it shall not (i) Transfer any of such Stockholder’s Covered Shares, Beneficial Ownership thereof or any other interest therein (including any voting power with respect thereto) unless such Transfer is a Permitted Transfer; (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (iii) take any action that could reasonably be expected to restrict or otherwise prevent such Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void ab initio. The Stockholder shall not request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any Certificate representing any of such Stockholder’s Covered Shares, except in connection with a Permitted Transfer. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require any action, or restrict the Stockholder, with respect to any Covered Shares subject to any pledge or security interest in effect as of the date hereof as set forth on Schedule 1.B hereto to the extent such action or restriction is inconsistent with the terms of such pledge or security interest; provided that, unless and until there is a bona fide foreclosure with respect to such pledge or security interest, such Stockholder agrees that there are no terms of any such pledge or security interest that will prevent or impair such Stockholder from complying with any obligation, agreement or covenant set forth herein.
Section 5.02    Stock Dividends, Etc. In the event of any change in the Company Common Stock by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
Section 5.03    No Solicitation; Support Of Acquisition Proposals. Subject to the provisions of Section 6.02 of this Agreement, prior to the termination of this Agreement in accordance with Section 5.01, the Stockholder agrees that it shall not, and shall cause each of its Subsidiaries, Affiliates and Representatives not to, directly or indirectly (i) initiate, solicit, knowingly encourage or facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to any person relating to any Acquisition Proposal, (iv) make or participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote any shares of Company Common Stock in connection with any vote or other action on any matter submitted to the stockholders of the Company for a vote at an annual or special meeting of the Company’s stockholders, other than to vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby as otherwise expressly provided in this Agreement, (v) enter into, or allow any of its controlled Affiliates to enter into, a letter of intent, term sheet, agreement in principle, share purchase agreement, option agreement, voting, profit capture, tender or other similar contract providing for, with respect to, or in connection with any Acquisition Proposal; provided, however, that in the event a Person submits an Acquisition Proposal to the Company, such Stockholder may hold discussions with such Person solely with respect to the terms of a proposed voting and support agreement with respect to the transaction contemplated by such Acquisition Proposal during the period of time that the Board of Directors of the Company may take the actions set forth in Section 6.04(b) of the Merger Agreement (provided that notwithstanding anything in this Agreement to the contrary, until termination of this Agreement, in no event may such Stockholder or its controlled Affiliates enter into any such agreement (other than a non-disclosure or confidentiality agreement), (iv) agree or publicly announce its intention to agree to do any of the foregoing or (vii) direct, instruct or knowingly induce or encourage any Excluded Person to take any activity described in clauses (i) through (vi). The Stockholder and its Subsidiaries, Affiliates and Representatives shall immediately cease and cause to be terminated all discussions or negotiations by them with any Person conducted heretofore (other than with Parent or any of its Affiliates) with respect to any Acquisition Proposal, and shall inform its controlled Affiliates and Representatives of the obligations undertaken pursuant to this Agreement, including this Section 5.03. Any violation of this Section 5.03 by the Stockholder’s controlled Affiliates or Representatives shall be deemed to be a violation by the Stockholder of this Section 5.03. The Stockholder agrees to promptly (and in any event within 48 hours) notify Parent after receipt by it of an Acquisition Proposal or any request of such Stockholder for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person that such Stockholder has knowledge or reasonably expects to be considering making, or has made, an Acquisition Proposal and to keep Parent fully informed of the status and details of any such Acquisition Proposal, indication or request.
Section 5.04    Notice Of Acquisitions. The Stockholder agrees to notify Parent as promptly as practicable (and in any event within 24 hours after receipt) orally and in writing of the number of any additional shares of Company Common Stock or other securities of the Company of which such Stockholder acquires Beneficial Ownership on or after the date hereof.
Section 5.05    Further Assurances; Disclosure. From time to time, at Parent’s reasonable request and without further consideration, the Stockholder agrees to cooperate with Parent with respect to Parent’s or the Company’s or their respective Subsidiaries’ filings with Governmental Entities, to the extent relating to such Stockholder, and to execute and deliver such additional documents and reasonably cooperate in connection with such further actions as may be necessary or desirable to effect the actions contemplated by this Agreement and the Merger Agreement; provided that, for the avoidance of doubt, this Section 5.06 shall not be interpreted to transfer to the Stockholder the responsibility to prepare and/or file any application or other filing that would traditionally be filed by Parent, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby. The Stockholder hereby authorizes Parent to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement such Stockholder’s identity and ownership of such Stockholder’s Covered Shares and the nature of such Stockholder’s obligations under this Agreement.
Section 5.06    Indemnification and Advancement.

(a)    From and after the Effective Time, Parent shall indemnify and hold harmless the Stockholder and the Stockholder’s Representatives (collectively, the “Indemnified Parties” and, individually, an “Indemnified Party”), against, and reimburse them for, all reasonable attorneys’ fees and disbursements, incurred or payable by an Indemnified Party from and after the date of this Agreement in connection with any action, suit, proceeding, arbitration or investigation which such Indemnified Party is made party to by reason of or in any way relating to such Stockholder entering into this Agreement or performing its obligations hereunder (each and collectively, a “Proceeding”); provided, however, that in no event shall Parent be required to indemnify and/or reimburse any Indemnified Party for: (a) more than an aggregate of $250,000 of attorneys’ fees and disbursements for all of the Indemnified Parties (which, for the avoidance of doubt, includes all Representatives of the Stockholder, including Affiliates of the Stockholder which are entering into separate voting and support agreements with Parent on the date hereof); or (b) any other damage, loss, liability, judgement, settlement, payment, cost or expense arising from any Proceeding.
(b)    Promptly after receipt by an Indemnified Party of notice of its involvement in any such Proceeding relating in any way to the matters set forth in Section 5.06(a), the Indemnified Party shall, if a claim for indemnification in respect thereof is to be made against Parent pursuant to Section 5.06(a), notify Parent of such involvement. Failure by an Indemnified Party to so notify Parent shall not relieve Parent from the obligation to indemnify the Indemnified Party pursuant to this Section 5.06 unless Parent is actually prejudiced as a result of such failure. Parent shall be entitled to assume the defense of any such Proceeding with counsel reasonably satisfactory to the Indemnified Party. Without limiting Parent’s obligation to indemnify, reimburse and hold harmless the Indemnified Parties pursuant to Section 5.06(a), upon assumption by Parent of the defense of any such Proceeding, the applicable Indemnified Party shall have the right to participate in such Proceeding and to retain its own counsel at Parent’s expense; provided, however, that Parent shall not, in connection with any one such Proceeding or separate but substantially similar Proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such Proceeding. Parent shall not consent to the terms of any compromise or settlement of any Proceeding defended by Parent in accordance with the foregoing without the prior written consent of the applicable Indemnified Party and the Stockholder.
(c)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to insurance claims under any policy that is or has been purchased by an Affiliate of Stockholder, it being understood and agreed that the indemnification provided for in this Section 5.06 is not prior to or in substitution for any claims under such policies. Nothing in this Agreement is intended to, shall be construed to or shall release, waive, limit or impair any rights to indemnification, contribution, advancement of expenses or insurance to which Thomas Bevilacqua is entitled under the the Company’s or the Surviving Corporation’s certificate of incorporation and bylaws (or such documents of any successor to the business of either Person), any agreement Thomas Bevilacqua has with the

Company or the Surviving Corporation or any predecessor or successor to either such Person or its business or the Merger Agreement.
(d)    If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any one Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 5.06
(e)    The rights of each Indemnified Party under this Section 5.06 shall be in addition to any rights such Person may have under the charter or bylaws of the Company or any of its subsidiaries under Delaware law or any other applicable laws or under any agreement of any Indemnified Party with the Company or any of its subsidiaries. These rights shall survive consummation of any acquisition of the Company by Parent and are intended to benefit, and shall be enforceable by, each Indemnified Party.
ARTICLE 6
MISCELLANEOUS
Section 6.01    Termination. This Agreement shall become effective only when the Merger Agreement becomes effective and shall remain in effect until the earlier to occur of (a) the Effective Time and (b) the Expiration Date. Neither the provisions of this Section 5.01 nor the termination of this Agreement shall (i) relieve any party hereto from any liability of such party to any other party incurred prior to such termination or expiration, (ii) relieve any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement or (iii) terminate the obligations under Section 2.01(b) or Article 5. This Agreement shall also automatically terminate if the terms of the Merger Agreement are amended, modified or waived without the written consent of such Stockholder to change the form of or decrease the amount of the consideration payable with respect to the Covered Shares pursuant the Merger Agreement or extend the End Date
Section 6.02    No Agreement As Director or Officer; Stockholder Capacity. Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder (if an individual, or such Stockholder’s designees) in his or her capacity as a director or officer of the Company from (a) acting in such capacity or voting in such capacity in such person’s sole discretion on any matter, including in exercising rights under the Merger Agreement, and no such actions shall be deemed a breach of this Agreement or (b) exercising such Stockholder (or its designee’s) fiduciary duties as an officer or director of the Company. Any trustee executing this Agreement is executing this Agreement solely in his or her fiduciary capacity and shall have no personal liability or obligation under this Agreement in such capacity. It is understood that this Agreement shall apply to the Stockholder solely in such Stockholder’s capacity as a stockholder of the Company.
Section 6.03    No Ownership Interest. The Stockholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Except as expressly set forth in this Agreement, all rights and all ownership and economic benefits of and relating to the Stockholder’s Covered Shares shall remain vested in and belong to such Stockholder, and except as expressly set forth in this Agreement, nothing herein shall, or shall be construed to, grant Parent any power, sole or shared, to direct or control the voting or disposition of any of such Covered Shares. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the 1934 Act or any other similar provision of Applicable Law.
Section 6.04    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by e-mail so long as such e-mail states it is a notice delivered pursuant to this Section 6.04 and a duplicate copy of such e-mail is promptly given by one of the other methods described in this Section 6.04, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a)    if to Parent:
INTL FCStone Inc.
1075 Jordan Creek Parkway - Suite 300
West Des Moines, IA 50266
Attention: David A. Bolte, Counsel and Corporate Secretary
Facsimile: 515-864-0294
E-mail:     David.Bolte@intlfcstone.com

with a copy (which shall not constitute notice) to:
DLA Piper LLP (US)
444 West Lake Street, Suite 900
Chicago, Illinois 60606
Attention: Andrew Weil
Email: andrew.weil@us.dlapiper.com
Attention: Neal Aizenstein
E-mail: neal.aizenstein@us.dlapiper.com
Facsimile: (312) 251-2870

and
(b)    if to the Stockholder, to the applicable address set forth on Schedule 1.D.
Section 6.05    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections or Schedules, such reference shall be to an Article or Section of or Schedule to this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used herein, “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any Applicable Law. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section.
Section 6.06    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
Section 6.07    Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or attached hereto or thereto, constitute the entire agreement among the parties and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.
Section 6.08    Governing Law; Consent To Jurisdiction; Waiver Of Jury Trial.
(a)    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.
(b)    Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 6.04.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH

SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.08(c).
Section 6.09    Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Parent and the Stockholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other parties, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 6.10    Remedies. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.
Section 6.11    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
Section 6.12    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
Section 6.13    Successors and Assigns; Third Party Beneficiaries. Other than to a transferee pursuant to a Permitted Transfer, neither this Agreement nor any of the rights, interests or obligations contained herein shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as provided in Section 5.06, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, other than the Company which shall be, and hereby is, an express third party beneficiary of this Agreement.
Section 6.14    Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.
INTL FCSTONE INC.

By:    /s/ Sean M. O’Connor
Name:    Sean M. O’Connor
Title:    Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.
VP NEW YORK VENTURE PARTNERS,
L.P.
By: VantagePoint Venture Associates IV,
L.L.C.

By:    /s/ Alan E. Salzman
Name: Alan E. Salzman,
Title: Managing Member

[Signature Page to Voting and Supporting Agreement]

SCHEDULE 1

A.    OWNERSHIP OF EXISTING SHARES

Stockholder	Number of Existing Shares of Company Common Stock
VP NEW YORK VENTURE PARTNERS, L.P.	1,814,824

B.    ENCUMBRANCES
None
C.    NOTICES
VantagePoint Capital Partners
1111 Bayhill Drive, Suite 220
San Bruno, CA 94066
Attention: Chief Executive Officer
Attention: Chief Financial Officer
Attention: General Counsel
Facsimile: (650) 869-6078
Email:    Asalzman@vpcp.com
Nwolff@vpcp.com
JHelfand@vpcp.com
Keliadis@vpcp.com

D.	SHARES EXCLUDED FROM COVERED SHARES

Stockholder	Number of Shares of Company Common Stock	Number of Options to Purchase Company Common Stock	Number of Restricted Stock Units
Thomas Bevilacqua	100,558	0	0